Exhibit 23.1

Madsen & Associates, CPA
684 East Vine Street
Murray, UT 84107

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PeopleString Corporation

We consent to the inclusion in this Registration Statement of Amendment No. 2 to Form S-1 filed with the SEC (the "Registration No. 333-174949"), of our report dated March 31, 2011, relating to the balance sheet of PeopleString Corporation as of December 31, 2010, and the related statements of operations, stockholders' equity, and cash flows for the period then ended appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to our firm under the caption - "Experts" in such Registration Statement.

/s/ Madsen & Associates, CPA
Madsen & Associates, CPA

Murray UT
August 31, 2011